Exhibit 10.2

PANACOS PHARMACEUTICALS, INC.

AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY

The Board of Directors of Panacos Pharmaceuticals, Inc. (the “Company”) has approved the following Amended and Restated Director Compensation Policy, which adjusts compensation to be paid to non-employee directors of the Company, effective April 21, 2008, which policy amends and restates the policy previously amended and restated on April 13, 2007, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors. Each such director will receive as compensation for his or her services stock option grants and cash compensation, all as further set forth herein.

Applicable Persons

This Policy shall apply to each director of the Company who (a) is not an employee of the Company or any Affiliate and (b) does not receive compensation as a consultant to the Company or any Affiliate (each, an “Outside Director”). Affiliate shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

Option Grant upon Initial Appointment or Election as a Director

Commencing April 13, 2007, each new Outside Director, other than the Lead Director, on the date of his or her initial appointment or election to the Board of Directors, shall be granted a non-qualified stock option to purchase 25,000 shares of the Company’s common stock and the Lead Director shall be granted a non-qualified stock option to purchase 30,000 shares of the Company’s common stock under the Company’s 2005 Supplemental Equity Compensation Plan (the “Stock Plan”), subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock. Such option shall vest monthly at 1/48 per month, commencing one month following the date of grant, over four years, provided such Outside Director continues to serve as a member of the Board of Directors.

Annual Option Grant

Commencing on July 1, 2007, each Outside Director shall be granted annually at the first meeting of the Board of Directors following the annual meeting of stockholders, a non-qualified stock option to purchase 15,000 shares of the Company’s common stock under the Stock Plan subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock. Newly appointed Outside Directors joining the Board of Directors subsequent to the annual meeting of stockholders shall be granted on the date on which they join the Board of Directors, as their annual grant, a non-qualified stock option to purchase 15,000 shares if they join the Board of Directors during the same calendar quarter as the annual meeting, 11,250 shares if they join the Board of Directors in the first calendar quarter following the quarter in which the annual meeting is held, 7,500 shares if they join the Board of Directors in the second calendar quarter following the quarter in which the annual meeting is held and 3,750 shares if they join the Board of Directors in the third calendar quarter following the quarter in which the annual meeting is held.

Commencing on June 1, 2007, as soon as practicable following the appointment of a non-executive Chairman of the Board of Directors, and annually thereafter, as long as that individual continues to serve as Chairman, at the first meeting of the Board of Directors following the annual meeting of stockholders, the Chairman shall be granted a non-qualified stock option to purchase an additional 10,000 shares of the Company’s common stock under the Stock Plan subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

Both the Outside Director options and the Chairman’s additional options will vest monthly at 1/12 per month, commencing one month after the grant date, over one year, provided such Outside Director continues to serve as a member of the Board of Directors.

Exercise Price and Term of Options

Each option granted shall have an exercise price per share equal to the Fair Market Value (as defined in the Stock Plan) of the common stock of the Company on the date of grant of the option, have a term of ten years and shall be subject to the terms and conditions of the Stock Plan. Each such option grant shall be evidenced by the issuance of a non-qualified stock option agreement.

Early Termination of Options upon Termination of Service

If an Outside Director:

a.	ceases to be a member of the Board of Directors for any reason other than death or disability, any then vested and unexercised options granted to such Outside Director may be exercised by the director within a period of three months after the date the director ceases to be a member of the Board of Directors and in no event later than the expiration date of the option; or

b.	ceases to be a member of the Board of Directors by reason of his or her death or disability, any then vested and unexercised options granted to such director may be exercised by the director (or by the director’s personal representative, or the director’s survivors) within a period of one year after the date the director ceases to be a member of the Board of Directors and in no event later than the expiration date of the option.

Quarterly Retainer

Each Outside Director shall be compensated on a quarterly basis for providing services to the Company. Each Outside Director shall receive a quarterly retainer (the “Quarterly Retainer”) of $3,750, provided however, that a non-executive Chairman shall receive an additional $5,000 per quarter, a Lead Director shall receive an additional $2,500 per quarter, the Chairman of the Audit Committee shall receive an additional $1,875 per quarter, the Chairman of the Compensation Committee shall receive an additional $1,575 per quarter and the Chairman of the Nominating Committee shall receive an additional $1,250 per quarter.

Meeting Fees

Each Outside Director shall receive a fee of $2,000 for each meeting of the Board of Directors attended in person or $1,500 for each such meeting attended via teleconference.

Each Outside Director shall also receive a fee of $1,500 for each meeting of the Audit Committee attended in person or $1,250 for each such meeting attended via teleconference, provided however, that the Committee meeting is on a day other than a day of a live meeting of the Board of Directors.

Each Outside Director shall also receive a fee of $1,250 for each meeting of the Compensation Committee attended in person or via teleconference, provided however, that the Committee meeting is on a day other than a day of a live meeting of the Board of Directors.

Each Outside Director shall also receive a fee of $1,000 for each meeting of the Nominating Committee attended in person or via teleconference, provided however, that the Committee meeting is on a day other than a day of a live meeting of the Board of Directors.

Management or the Board may request attendance of specific directors at Company sponsored advisory boards which are outside the scope of responsibilities expected of a Director. Directors who attend such sessions, in person, will be compensated and reimbursed as if it were an in-person board meeting.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors, Committees thereof or in connection with other Board-related business.

Amendments

The Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.